Exhibit 99.1

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CenterPoint Energy Appoints Jason Wells Executive Vice President and Chief Financial Officer

Houston – Sept. 17, 2020 – CenterPoint Energy, Inc. (NYSE: CNP) today announced the appointment of Jason Wells as Executive Vice President and Chief Financial Officer, effective Sept. 28. Wells will oversee the company’s Finance organization, including Accounting and Financial Planning, Treasury, Tax, Mergers and Acquisitions, Internal Audit, and Investor Relations. He will report to CenterPoint Energy’s President and Chief Executive Officer Dave Lesar and serve on the company’s Executive Committee.

“I am confident that Jason is the ideal person with the right skillset for this important CFO leadership role. He is a transformational business and finance leader with a proven track record of operating experience in the utility industry," said Lesar. “Jason will be instrumental in providing financial leadership to help drive CenterPoint Energy’s utility-focused strategy, while maximizing value for all of our stakeholders. He will also help accelerate further momentum on key internally driven programs that we have already started, such as a focus on standardized processes, employee empowerment and an enhanced culture of continuous improvement to better serve our customers and investors.”

Lesar added, “Jason brings to the CFO position extensive experience in shaping strategy and driving sustainable change. He also has outstanding relationships with utility industry investors and analysts, as well as with the financial community. These are many of the key building blocks that will enable Jason to hit the ground running on making a positive impact for our company. Together with Senior Advisor Tom Webb, I now have the opportunity to work with two highly respected leaders with extensive financial and industry experience to focus on those areas that have proven to be rewarded by shareholders and will enrich the communities in which we operate.”

Wells joins CenterPoint Energy from PG&E Corporation where he held roles of increasing responsibility over the past 13 years. Most recently, he served as Executive Vice President and Chief Financial Officer overseeing the financial activities of the nearly $60 billion enterprise. His accomplishments included leading customer rate affordability initiatives that are expected to deliver $1.6 billion in cumulative savings over a three-year period and implementing PG&E’s strategies to support California’s transition to a clean energy economy. Prior to his EVP and CFO role, Wells held leadership positions in Business Finance and Accounting with PG&E and its subsidiary, Pacific Gas and Electric Company. He began his career in 1999 with PricewaterhouseCoopers in Assurance and Business Advisory Services.

“With a compelling utility-focused strategy, outstanding regulated assets and attractive opportunities to invest incremental capital across a diversified, premium service territory, I believe that CenterPoint Energy has all the essential components to deliver on its objective of creating sustainable value for all of our stakeholders,” said Wells. “I look forward to collaborating with Dave and the leadership team to build on our momentum and, importantly, executing on the recommendations from the Business Review and Evaluation Committee of the Board of Directors to drive stakeholder value, maximize the company’s value proposition and financial strength, and enhance stakeholder engagement.”

Wells earned his bachelor’s degree and master’s degree in Accounting, both from the University of Florida. He is a Certified Public Accountant (CPA).

Wells is active in the community and serves on the Board of the San Francisco-Marin Food Bank. From 2013 to 2019, he served as a Board member and Treasurer of Habitat for Humanity Greater San Francisco.

“I would like to thank Kristie Colvin for her leadership as interim CFO during an important time for CenterPoint Energy as we transformed our company to focus on our core utility businesses. Her deep knowledge of CenterPoint Energy and regulatory experience will continue to serve us very well. I look forward to Kristie’s continued contributions as our Chief Accounting Officer and as a member of our Executive Committee,” said Lesar. “I would also like to thank Tom for his efforts to bring an exceptional CFO like Jason on board. I know we are going to make an outstanding team.”

About CenterPoint Energy
As the only investor owned electric and gas utility based in Texas, CenterPoint Energy, Inc. (NYSE: CNP) is an energy delivery company with electric transmission and distribution, power generation and natural gas distribution operations that serve more than 7 million metered customers in Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma and Texas. As of June 30, 2020, the company owned approximately $32 billion in assets and also owned 53.7 percent of the common units representing limited partner interests in Enable Midstream Partners, LP, a publicly traded master limited partnership that owns, operates and develops strategically located natural gas and crude oil infrastructure assets. With approximately 9,600 employees, CenterPoint Energy and its predecessor companies have been in business for more than 150 years. For more information, visit CenterPointEnergy.com.

Forward Looking Statement
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predict," "projection," "should," "target," "will" or other similar words are intended to identify forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future events, such as CenterPoint Energy’s potential business strategies and initiatives, value creation, future financial performance, any recommendations and outcomes of the review process of the Business Review and Evaluation Committee of CenterPoint Energy’s Board of Directors and other opportunities, and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to: (1) the impact of COVID-19; (2) financial market conditions; (3) general economic conditions; (4) the timing and impact of future regulatory and legislative decisions; (5) effects of competition; (6) weather variations; (7) changes in business plans; and (8) other factors, risks and uncertainties discussed in CenterPoint Energy's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, CenterPoint Energy's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

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